UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Daktronics, Inc.
(Name of Registrant as Specified in its Charter)

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DAKTRONICS, INC.
201 Daktronics Drive
Brookings, South Dakota 57006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 3, 2014

Time	7:00 p.m. Central Daylight Time on Wednesday, September 3, 2014

Place	Daktronics, Inc.
201 Daktronics Drive
Brookings, South Dakota 57006

Items of Business	1.	To elect two Directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2017 or until their successors are duly elected;
	2.	To conduct an advisory vote on the compensation of our named executive officers;
	3.	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015; and
	4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date	You are entitled to vote if you were a shareholder of record at the close of business on June 30, 2014.

Annual Meeting	All shareholders are invited to attend the Annual Meeting in person.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Shareholders may vote their shares:
	1.	over the Internet;
	2.	by telephone; or
	3.	by mail.

For specific instructions, refer to the procedural matters section of this proxy statement or to the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT JULY 18, 2014.

By Order of the Board of Directors,

Carla S. Gatzke
Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE DAKTRONICS, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 3, 2014.

This notice, the accompanying proxy statement and our Fiscal 2014 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended April 26, 2014, are available at our website at http://www.daktronics.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, shareholders may access these materials at the cookies-free website indicated in the Notice of Internet Availability of Proxy Materials that you receive in connection with this notice and the accompanying proxy statement.

Daktronics, Inc.

DAKTRONICS, INC.

PROXY STATEMENT
FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General
The enclosed proxy is solicited by and on behalf of the Board of Directors of Daktronics, Inc., a South Dakota corporation, for use at our Annual Meeting of Shareholders to be held on Wednesday, September 3, 2014 at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota at 7:00 p.m. Central Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying form of proxy, together with our fiscal year 2014 Annual Report to Shareholders, are being made available to shareholders on the Internet or are being mailed on or about July 18, 2014 to shareholders entitled to vote at the Annual Meeting.

In this Proxy Statement, “Daktronics”, “Company”, “registrant”, “we”, “us” and “our” refer to Daktronics, Inc.

Shareholders Entitled to Vote; Record Date
Only shareholders of record at the close of business on June 30, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, there were 43,245,195 shares of our common stock outstanding and entitled to vote held by 1,212 shareholders of record.

Notice of Internet Availability of Proxy Materials
We are making proxy materials for the Annual Meeting available over the Internet. Therefore, we are mailing to the majority of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. The notice is entitled “Notice of Internet Availability of Proxy Materials.” All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. Our proxy materials may also be accessed on our website at http://www.daktronics.com by selecting "About Us", then “Investor Relations” and then “Annual Reports and Proxies" under the heading "Financial Information.” We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability of Proxy Materials.

Voting at the Annual Meeting; Vote Requirements
The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.  If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present.  Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  Each share is entitled to one vote on all matters submitted to a vote.  However, with respect to the election of Directors, every shareholder will have the right to cast a number of votes equal to the number of Directors to be elected at the Annual Meeting multiplied by the number of shares the shareholder is entitled to vote.  Shareholders may cast all votes for one nominee or divide the votes as they choose among two or more nominees.  Shares abstaining will be treated as not voted.

A plurality of the votes cast is required for the election of Directors.  This means that the Director nominee with the most votes for a particular slot is elected for that slot.  Only votes “for” or “withheld” affect the outcome.  Abstentions are not counted for purposes of the election of Directors.  The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to approve any of the other proposals.  If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter. If a signed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

Counting Votes
The inspector of election appointed for the Annual Meeting will count the votes cast by proxy or in person at the Annual Meeting.

Brokers who hold shares in street name for customers will not be able to vote the shares without instructions from their customers with respect to any of the proposals, other than the proposal to ratify the selection of our auditors (Proposal Three of this Proxy Statement).

Shares for which brokers have not received instructions, and which therefore are not voted, with respect to a particular proposal are referred to as “broker non-votes” with respect to that proposal. Abstentions from voting on a proposal described in this proxy statement and broker non-votes will not affect the outcome of the vote on that proposal.

How Votes are Submitted
If the shares of our common stock are held directly in the name of the shareholder, he or she can vote on matters to come before the Annual Meeting:

•	by completing, dating and signing the proxy card and returning it to us in the postage-paid envelope provided for that purpose, if the shareholder has received a paper copy of a proxy card;

•	by written ballot at the Annual Meeting;

•	by telephone, by calling 1-800-690-6903; or

•	by Internet, at http://www.proxyvote.com.

Shareholders whose shares of our common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the Annual Meeting.  “Street name” shareholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Participants in the Daktronics, Inc. 401(k) Plan (the “401(k) Plan”) who hold our common stock in the 401(k) Plan are entitled to instruct the trustee of the 401(k) Plan as to how to vote their shares.  Each participant will receive a Notice of Internet Availability of Proxy Materials, similar to the notice received by the registered holders described above.  Each participant will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice as described above.  The participants can vote on matters as described above.  The votes will then be tabulated and submitted for vote by the trustee.  If a participant does not timely vote, the trustee will vote the shares allocated to that participant in the same proportion as the shares that are voted by all other participants under the 401(k) Plan.

Proxies
All shares entitled to vote and represented by properly submitted proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies if they are not revoked before the vote as described below. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment.

Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  A proxy may be revoked by:

•	delivering a written notice of revocation to the Secretary of the Company;

•	submitting another proxy bearing a later date;

•	voting by telephone or via the Internet after a prior telephone or Internet vote; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting alone will not itself revoke a proxy).

Expenses of Solicitation
All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our Directors, officers and employees may also solicit proxies in person or by telephone, e-mail, letter or facsimile. Such Directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Procedure for Submitting Shareholder Proposals
Shareholders may present proper proposals for inclusion in our proxy materials for consideration at the next annual meeting of our shareholders by submitting their proposals to us in a timely manner. In order to be included in our proxy materials for the next annual meeting, shareholder proposals must be received by us no later than March 20, 2015 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. If a shareholder wants to nominate a Director or bring other business before the shareholders at the next annual meeting of our shareholders without including the proposal in our proxy statement, we must receive notice of the proposal on or before June 3, 2015, and the shareholder must otherwise comply with Rule 14a-4(c) under the Securities

Exchange Act of 1934. Notices of intention to present proposals at the 2015 annual meeting of shareholders should be addressed to Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006.

At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting.   However, if any other matters properly come before the Annual Meeting, the individuals named in enclosed form of the proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock as of June 30, 2014, the Record Date, by each of our Directors, by each executive officer named in the Summary Compensation Table, by all Directors and executive officers as a group, and by each shareholder who is known by us to own beneficially more than five percent of our outstanding common stock.

Name and Address of Beneficial Owners	Note	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Shares(2)
5% Beneficial Owners:
BlackRock, Inc.	(15)	3,409,781	7.9%
40 East 52nd Street
New York, NY 10022
Daktronics, Inc. 401(k) Plan	(16)	2,517,327	5.8%
Named Officers and Directors:
Dr. Aelred J. Kurtenbach	(3)	2,216,523	5.1%
Reece A. Kurtenbach	(4)	400,413	*
James B. Morgan	(5)	1,491,021	3.4%
Byron J. Anderson	(6)	55,282	*
Robert G. Dutcher	(7)	78,022	*
Nancy D. Frame	(8)	104,103	*
John L. Mulligan	(9)	80,200	*
Bruce W. Tobin	(10)	43,991	*
James A. Vellenga	(11)	81,690	*
Sheila M. Anderson	(12)	31,377	*
Bradley T. Wiemann	(13)	208,685	*
Matthew J. Kurtenbach	(14)	345,644	*
All Directors and executive officers as a group
(12 persons, consisting of those named above)		5,136,951	11.9%
* Less than one percent

(1)
Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.  The individuals holding restricted shares have the power to vote but not the power to dispose of such shares.

(2)
Based on 43,245,195 shares of common stock outstanding as of June 30, 2014.  Such number does not include 483,657 shares of common stock subject to stock options outstanding as of June 30, 2014.  Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares that could be purchased by the indicated person(s) on June 30, 2014 or within 60 days of June 30, 2014 upon the exercise of stock options or vesting of restricted stock and restricted stock units.

(3)
Includes 107 shares held through the 401(k) Plan, 845,278 shares held by his spouse, Irene Kurtenbach, and 300,000 shares held in Medary Creek LLLP.  Medary Creek LLLP is a limited liability limited partnership of which Aelred and Irene Kurtenbach are the general partners.

(4)
Includes 74,463 shares subject to options, 24,711 shares held through the 401(k) Plan, 17,400 shares held by his spouse, 44,800 shares held by his children and 1,132 shares of restricted stock with which vest on August 22, 2014.

(5)	Includes 54,124 shares held through the 401(k) Plan and 2,714 shares of restricted stock which vest on August 22, 2014.

(6)	Includes 42,637 shares subject to exercisable options and 2,714 shares of restricted stock which vest on August 22, 2014.

(7)	Includes 50,609 shares subject to exercisable options and 2,714 shares of restricted stock which vest on August 22, 2014.

(8)	Includes 44,609 shares subject to exercisable options and 2,714 shares of restricted stock which vest on August 22, 2014.

(9)	Includes 42,637 shares subject to exercisable options and 2,714 shares of restricted stock which vest on August 22, 2014.

(10)	Includes 35,988 shares subject to exercisable options and 2,714 shares of restricted stock which vest on August 22, 2014.

(11)	Includes 42,637 shares subject to exercisable options and 2,714 shares of restricted stock which vest on August 22, 2014.

(12)	Includes 24,441 shares subject to options, 4,395 shares held through the 401(k) Plan and 950 shares of restricted stock which vest on August 22, 2014.

(13)	Includes 59,213 shares subject to options, 33,834 shares held through the 401(k) Plan, 501 shares held by his spouse and 1,032 shares of restricted stock which vest on August 22, 2014.

(14)	Includes 61,093 shares subject to options, 10,446 shares held through 401(k) Plan, 31,100 shares held by his children and 1,020 shares of restricted stock which vest on August 22, 2014.

(15)
Data based on Schedule 13G filed by the shareholder with the Securities and Exchange Commission (the "SEC") on January 28, 2014. As set forth in the Schedule 13G, Blackrock, Inc. has sole voting power as to 3,292,795 of these shares and sole dispositive power as to all 3,409,781 shares

(16)
The common stock held by the 401(k) Plan and allocated to the 401(k) Plan participants are voted by the trustee of the 401(k) Plan, according to the instructions of the 401(k) Plan participants. Shares held by the 401(k) Plan are as of the record date, June 30, 2014. The address of the 401(k) Plan is 201 Daktronics Drive, Brookings, South Dakota 57006.

PROPOSAL ONE
ELECTION OF DIRECTORS

General
Our Board of Directors consists of nine individuals divided into three classes serving staggered three-year terms of office. There are three Directors (Dr. Aelred J. Kurtenbach, Robert G. Dutcher and Nancy D. Frame) whose terms will expire at the 2014 Annual Meeting; three Directors (Byron J. Anderson, Reece A. Kurtenbach and James A. Vellenga) whose terms expire in 2015; and three Directors (James B. Morgan, John L. Mulligan and Bruce W. Tobin) whose terms will expire in 2016. The Nominating and Corporate Governance Committee has recommended to the Board of Directors that Mr. Dutcher and Ms. Frame be nominated for re-election at the 2014 Annual Meeting, and the Board of Directors has approved that recommendation. All nominees have consented to being named as a nominee in this proxy statement and have indicated a willingness to serve if elected.  However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

Vote Required
See “Procedural Matters – Voting at the Annual Meeting: Vote Requirements” for a description of the votes required for the election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED BELOW.

Directors and Nominees for Director
The following table sets forth the name, age and certain other information about each nominee for Director as of the Record Date:

Name	Age	Principal Occupation	Committees Served On
Robert G. Dutcher	69	Retired	Compensation Committee, Chair
Nancy D. Frame	69	Retired	Nominating and Governance Committee, Chair; Compensation Committee

Robert G. Dutcher is currently retired. He has been a Director of the Company since 2002 and chairman of the Compensation Committee since 2005. Before his retirement, from April 2009 until March 2011, he served as Strategic Advisor Lead Member of MEDRAD, Inc. From April 2008 through March 2009, he was President and Chief Executive Officer of the Cardiovascular Division of MEDRAD, Inc., an affiliate of Bayer AG.  From 2001 until April 2008, he was the Chairman, President and Chief Executive Officer of Possis Medical, Inc., a publicly-held medical device company located in Minneapolis, Minnesota, which was acquired by MEDRAD, Inc. in April 2008.  From 1993 until April 2008, he served as its President and Chief Executive Officer.  Before joining Possis Medical in 1985, he was with Medtronic, Inc. for 12 years, most recently as Director of Research and Development.  He previously worked in an engineering capacity for Control Data Corporation and Honeywell, Inc.  Mr. Dutcher holds a B.S. degree in electrical engineering from South Dakota State University and an M.S. degree in electrical engineering from the University of Minnesota.  Mr. Dutcher brings to the Board extensive knowledge in driving profitable growth in technology driven industries from his experience in leading R&D at Medtronic and as Chief Executive Officer of Possis Medical.

Nancy D. Frame is currently retired. She has been a Director of the Company since 1999 and chairperson of the Nominating and Corporate Governance Committee since 2004 and Lead Independent Director since 2005. She also serves as a member of the Compensation Committee. She was Deputy Director of the U. S. Trade and Development Agency from 1986 to 1999, when she retired.  As a senior executive in this federal government agency, she was responsible for managing its day-to-day operations, budget, system of financial controls, and ethics program. From 1980 to 1986, she was Assistant General Counsel at the U.S. Agency for International Development, where she was in charge of all legal matters affecting personnel, labor relations and ethics.  Before that she held various legal positions in the areas of international trade and commercial law.  She has a law degree from Georgetown University, Washington, D.C. and a B.S. degree from South Dakota State University.  Ms. Frame brings to the Board a legal and managerial background which is particularly pertinent to corporate governance and risk oversight and to understanding the legal issues faced by the Company, especially as they relate to our international development.

The identity of the remaining Directors and certain information about them as of the Record Date are set forth below:

Reece A. Kurtenbach (49) was appointed as President and Chief Executive Officer and a Director in 2013. Prior to that he had been named Executive Vice President in 2012, Vice President for Live Events and International in 2007, Vice President for Video Systems in 2004, and manager for video products engineering in 1994. Mr. Kurtenbach joined the Company in 1991 as an applications engineer focusing on large display projects.  Mr. Kurtenbach holds a B.S. degree from South Dakota State University in electrical engineering, with minors in mathematics and computer science.  Mr. Kurtenbach is the son of Dr. Aelred Kurtenbach. The Board believes that Mr.

Kurtenbach is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company which dates back 27 years. In addition, Mr. Kurtenbach brings a wealth of industry experience to the Board.

James B. Morgan (67) is currently retired. He has been a Director since 1984. He served as the Company's President and Chief Executive Officer from 2001 through his retirement in 2013. Prior to that he served as President and Chief Operating Officer and Vice President for Engineering. He originally joined the Company in 1969 as its first design engineer. He holds a B.S degree and a M.S. degree in electrical engineering from South Dakota State University.   Mr. Morgan brings to the Board his experience and knowledge of our business and industry derived from his previous positions as President and Chief Executive Officer and his experience of over 40 years working for the Company.

John L. Mulligan (75) has been a Director and has served as chairman of the Audit Committee since 1993.  Since 1993, he has been employed by a number of financial institutions as a financial advisor and Vice President.  He has been employed by UBS since May 2008 and, from 1999 through May 2008, he was with Morgan Stanley.  From 1967 to March 1990, he served as President, Chairman, Chief Executive Officer and Director of American Western Corporation, a publicly-held company.  Mr. Mulligan also served as a certified public accountant early in his career.  Mr. Mulligan brings to the Board a significant amount of financial expertise from his experience in the financial services industry as well as a deep understanding of shareholder issues and concerns based on his more than 20-year career as chief executive officer of a public company.

Bruce W. Tobin (62) is currently retired. He has been a Director and has served on the Audit Committee since February 2011.  Prior to his retirement in April 2011, Mr. Tobin worked for the 3M Company, most recently as the Vice President of Finance for International and Corporate Staff Services.  He began his career with the 3M Company in 1974.  He holds a Bachelor of Science in Management from the University of South Dakota.  Mr. Tobin brings to the Board extensive experience in financial and strategic matters with a particular focus on international trade and expansion through his years in working with 3M.  He also brings an understanding of external financial reporting, including SEC reporting.

Byron J. Anderson (70) is currently retired.  He has been a Director of the Company since 2005 and has served on the Compensation Committee and Nominating and Governance Committee since November 2005. Before his retirement, from 1999 to 2004 he served at Agilent Technologies, Inc. as Senior Vice President serving customers and managing business groups located in the United States, Europe, Japan and Asia, which included worldwide sales and service activities.  Before working with Agilent, he held various senior positions with Hewlett-Packard Company, ending his career there as a vice president responsible for a business unit serving the worldwide communications industry.  He holds an M.B.A. from Harvard University and an electrical engineering degree from South Dakota State University.  Mr. Anderson brings to the Board significant experience in high-tech industry with a unique knowledge of supply chains, international development, foreign trade and corporate strategy obtained from his years in management of large multi-national, technology companies.

James A. Vellenga (79) is currently retired. He was elected as a Director in 1997 and has served on the Audit Committee since August 1999 and the Nominating and Governance Committee since February 2011.  He spent 46 years in the computer and integrated circuit industry in various senior management positions involved in product development and operations.  Mr. Vellenga's most recent position was as President and Chief Executive Officer of BSFX Corp., a company involved in the research of fibers for reinforcing concrete, where he served from 2003 until 2007.  He holds a B.S. degree in electrical engineering from South Dakota State University.  Mr. Vellenga brings to the Board a significant amount of business experience and leadership in high-tech businesses coupled with a deep knowledge of growth companies and corporate strategies related to high-tech products from his years of experience in building companies such as Data 100 Corp, Lee Data Corporation, Aetrium Inc. and BSFX Corp.

Independent Directors
Our Nominating and Corporate Governance Committee has determined that each of Messrs. Tobin, Vellenga, Mulligan, Dutcher and Anderson and Ms. Frame are “independent,” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  Accordingly, the Board is composed of a majority of independent Directors as required by the NASDAQ Listing Rules.

PROPOSAL TWO
ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID
TO OUR NAMED EXECUTIVE OFFICERS

The foundation of our executive compensation program is to pay for performance. Base compensation for our executive officers is set relatively low as compared to our peer groups, and a meaningful portion of the compensation paid to our executive officers is based on long-term equity incentive compensation and annual non-equity incentive compensation, which is focused on the key results and strategic drivers of our business. We believe that our executive compensation program aligns our incentive compensation with the long-term interests of our shareholders because it is designed to motivate our executives to deliver long-term sustainable growth and shareholder value and to provide retention incentives.

Our Chief Executive Officer (“CEO”) and all of the other executive officers named in the Summary Compensation Table appearing later in this proxy statement (collectively, the “Named Executive Officers”) are subject to at-will employment consistent with state law. There are no specific employment agreements in place with any of the Named Executive Officers. We also do not maintain any supplemental executive retirement plans for our executive officers, and our Named Executive Officers participate in a retirement program that is open to all of our U.S. employees. We generally do not provide significant perquisites and other personal benefits.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2014 compensation of our Named Executive Officers. We believe that, viewed as a whole, our compensation practices and policies are appropriate and are fair to both the Company and its executives.

Proposal
The U.S. Congress has enacted requirements commonly referred to as the “say-on-pay” rules. As required by those rules, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Daktronics, Inc., that the shareholders approve the compensation of the Company's Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company's proxy statement for the 2014 Annual Meeting.

Shareholder Approval
Proxies will be voted in favor of the resolution unless shareholders specify otherwise in their proxies and except for broker non-votes. The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required for advisory approval of our executive compensation.  As an advisory vote, this proposal is non-binding. However, the Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, values the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL TWO, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm to examine our consolidated financial statements and internal controls over financial reporting for fiscal 2015 and recommends that the shareholders vote for ratification of such appointment. Ernst & Young LLP has acted as our independent registered public accounting firm since fiscal year 2003. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Audit and Other Professional Fees
The aggregate fees billed for professional services rendered by Ernst & Young LLP for the last two fiscal years are set forth in the following table:

	Fiscal Year Ended
	April 26, 2014	April 27, 2013
Audit fees (1)	$691,400	$567,800
Audit-related fees (2)	24,000	24,673
Tax fees (3)	—	—
All other fees (4)	1,995	1,995
Totals	$717,395	$594,468

(1)
Audit fees consist of fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees are fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)
Tax fees are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.  This includes preparation of original and amended tax returns for us, any refund claims, payment planning, tax audit assistance, tax advice related to mergers and acquisitions, and tax work stemming from audit-related items.

(4)	All other fees are fees for other permissible work performed by Ernst & Young LLP that does not meet the above category descriptions.

As provided in the Audit Committee’s charter, all engagements for any non-audit services by our independent registered public accounting firm must be approved by the Audit Committee before the commencement of any such services.  The Audit Committee may designate a member or members of the Audit Committee to represent the entire Audit Committee for purposes of approving non-audit services, subject to review by the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee considers the provision of services by Ernst & Young LLP to us, over and above the external audit fees, to be compatible with the ability of Ernst & Young LLP to maintain its independence.

Shareholder Approval
The affirmative vote of a majority of the shares of our common stock represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 2, 2015.  If the shareholders do not approve the selection of Ernst & Young LLP, the Audit Committee will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 2, 2015 AS SET FORTH IN PROPOSAL THREE.

CORPORATE GOVERNANCE

Board Leadership Structure
The Board of Directors adheres to governance principles that assure the integrity and continued viability of the Company.   The Board has responsibility for risk management oversight and for providing strategic guidance to the Company.  The Board believes that it must stay well-informed about the issues, challenges and opportunities facing Daktronics so that the Board members can properly exercise their fiduciary responsibilities to our shareholders.  As part of this process, the Board is kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing material provided to them and by participating in meetings of the Board and its Committees.

Dr. Aelred Kurtenbach, one of our founders and our first Chief Executive Officer ("CEO"), has served as Chairman of the Board since the Company's inception. When he retired from the CEO responsibilities in 2001, the Board separated the Chair and CEO roles and retained Dr. Kurtenbach as Chair in order to continue to benefit from his leadership. The Board has also established a Lead Independent Director role. Ms. Nancy Frame has served as our Lead Independent Director since 2005.

Dr. Kurtenbach intends to retire from the Board at the end of his term at the Annual Meeting on September 3, 2014. Therefore, the Board has considered structures that would be appropriate following his retirement. The Board has studied and discussed publicly available research and expert guidance on different structures. After this study and discussion, the Board has determined that following our co-founder's retirement, a return to the combined Chair and CEO roles plus a Lead Independent Director role would best serve the Company and its shareholders going forward.

The Chairman conducts the Board meetings, and the Lead Independent Director presides over independent director meetings.  The Lead Independent Director also serves as chairperson of the Nominating and Corporate Governance Committee.  In this dual role, the Lead Independent Director is able to bring to the Board a special focus on governance issues.  She also facilitates the ability of non-management Directors to fulfill their responsibilities, builds consensus among Board members and provides a structure for communicating any concerns the non-management Directors may have directly to our executive management.

Our governance practices are compliant with the NASDAQ Listing Rules and the corporate governance regulations of the Sarbanes-Oxley Act of 2002.  Among other things, these practices include the following:

•
The Nominating and Corporate Governance Committee reviews with the Board annually the composition of the Board as a whole, including the Directors’ independence, skills, experience, age, diversity and availability of service to the Company.

•
The Nominating and Corporate Governance Committee recommends Director candidates for approval by the Board and election by the shareholders, taking into account the Company’s need for diverse skills, professional experiences, backgrounds and other qualities to ensure a variety of viewpoints.

•	The Board conducts periodic self-evaluations facilitated by the Nominating and Corporate Governance Committee.

•	The independent Directors meet in conjunction with regularly scheduled quarterly Board meetings and at other appropriate times.

•
The Board and all Board Committees are authorized to hire their own advisors as they deem to be necessary or advisable to fulfill their obligations, and the Company will pay the costs of such advisors.

Meetings of the Board of Directors and Committees
During fiscal 2014, the Board of Directors held four regularly scheduled meetings and three special meetings, the Audit Committee met eight times, the Compensation Committee met four times, and the Nominating and Corporate Governance Committee met four times.  All of the Directors attended at least 75 percent of the aggregate of all meetings of the Board of Directors and Committees upon which they served and the annual meeting of shareholders held in August 2013.

Executive Sessions of the Board
The Board has formally adopted a policy of meeting in executive session and then with independent Directors only, in conjunction with each Board meeting. The independent Directors met five times in fiscal 2014.

Annual Meeting Attendance Policy
As set forth in our Corporate Governance Guidelines, members of the Board of Directors are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings, shareholder meetings and meetings of Committees of the Board on which they serve.

Board’s Role in Risk Oversight
The Board takes an active role in risk oversight both as a full Board and through its Committees. The Company's management team attends a portion of each regular Board meeting, and the Board engages management in a review of the business with respect to our strategies and risks. Such risks include those inherent in our businesses as well as the risks from external sources such as competitors, the economy, credit markets and regulatory and legislative developments.

The various Committees of the Board are also responsible for specific areas of risks.  The Audit Committee meets regularly with management and our independent registered public accounting firm to oversee our financial risk management processes, controls and capabilities. The Audit Committee also oversees and reviews with management certain aspects of our credit, litigation, and currency risks and other finance matters. In addition, the Audit Committee reviews and monitors our procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters.  The Compensation Committee oversees our executive compensation arrangements and certain benefit plans.  This includes the identification and management of risks that may arise from our compensation policies and practices.  The Nominating and Corporate Governance Committee has oversight of corporate governance, including practices and procedures that promote good governance and thus mitigate governance risk, and it is also responsible for reviewing the performance of the Board, its Committees and their members. These Committees report to the full Board on these topics, including risks, as they deem to be necessary or advisable.

Code of Conduct
The Board of Directors has adopted our Code of Conduct, which applies to all of our employees, officers and Directors as described in our Annual Report to Shareholders.  Included in the Code of Conduct are ethics provisions that apply to our Chief Executive Officer, Chief Financial Officer, and all other financial and accounting management employees. Copies of the Code of Conduct are available on our website at http://www.daktronics.com.  The Nominating and Corporate Governance Committee reviews the Code of Conduct annually and oversees its implementation.

Policy and Procedures with Respect to Related Person Transactions
Our Board of Directors has adopted a written policy and procedure with respect to related person transactions, which the Audit Committee oversees.  Under the policy, a “related party transaction” is a transaction, arrangement or relationship in which the Company was, is or will be a participant, the amount involved exceeds $120,000, and in which any “related person” had, has or will have a direct or indirect material interest.  The policy generally defines a “related person” as a Director, executive officer or beneficial owner of more than five percent of any class of our voting securities and any immediate family member of any of the foregoing persons.

The Audit Committee reviews and, if appropriate, approves any potential related person transaction. On an annual basis, the Audit Committee reviews any previously approved related person transaction that is ongoing.

Committees of the Board of Directors
The Board of Directors currently has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  During fiscal 2014, our Audit Committee consisted of Mr. Mulligan (Chairperson), Mr. Vellenga and Mr. Tobin.  The Board of Directors has determined that each Audit Committee member is independent as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934 (“Exchange Act”).  The Board has determined that Mr. Mulligan and Mr. Tobin are qualified as “audit committee financial experts,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.  The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities concerning the quality and integrity of our financial reports and related filings with the SEC.  In fulfilling this role, the Audit Committee, among other things, oversees the accounting and financial reporting process and audits of the financial statements and related SEC filings, appoints and provides for the compensation of our independent registered public accounting firm, reviews the scope and findings of the audit, reviews the adequacy and effectiveness of our accounting policies and system of internal accounting controls, and oversees our policy and procedures with respect to related person transactions. The Audit Committee’s Charter is available on our website at http://www.daktronics.com.

Compensation Committee.    During fiscal 2014, our Compensation Committee consisted of Mr. Dutcher (Chairperson), Mr. Anderson and Ms. Frame.  All of the Compensation Committee members satisfy the independence requirements of the NASDAQ Listing Rules, as determined by the Board of Directors. The Compensation Committee annually reviews and approves the Chief Executive Officer’s and other executives' compensation packages, and acts upon management’s recommendations for executives concerning employee equity incentives, bonuses and other compensation and benefit plans.  The Compensation Committee’s Charter is available on our website at http://www.daktronics.com.

Nominating and Corporate Governance Committee.  During fiscal 2014, our Nominating and Corporate Governance Committee (the “Nominating Committee”) consisted of Ms. Frame (Chairperson), Mr. Anderson and Mr. Vellenga.  The Board of Directors has determined that all of the Nominating Committee members satisfy the independence requirements of the NASDAQ Listing Rules. Our Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as Directors, develops and recommends to the Board of Directors corporate governance guidelines, oversees our Code of Conduct, and provides oversight with respect to corporate governance and ethical conduct. It also facilitates the annual review of the performance of the Board of Directors.  The Nominating Committee’s Charter and our Corporate Governance Guidelines are available on our website at http://www.daktronics.com.

The information below describes the criteria and process that the Nominating Committee uses to evaluate future candidates to the Board of Directors:

Director Qualification
When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on the board of directors of other organizations, concern for the long-term interests of the shareholders, technology company experience, financial literacy, personal integrity and judgment and their willingness to be prepared and active participants at Board and Committee meetings.  The Nominating and Corporate Governance Committee and the Board seek to attract and retain highly qualified Directors who have sufficient time to attend to their duties and responsibilities to the Company.

The Nominating and Corporate Governance Committee and the Board seek members who will contribute to our overall corporate goals, taking into account:

•	The Company’s responsibility to its key stakeholders, which include shareholders, customers, suppliers, community and employees.

•	Integrity in financial reporting and business conduct. Candidates are selected based upon their potential contributions to the long-term interests of shareholders.

•	Diversity of a candidate’s skills and experiences are considered as part of the nomination process.

Each candidate for Director must possess the following specific minimum qualifications:

•	Demonstrated integrity and ethics in his or her professional life and an established record of professional accomplishment in his or her chosen field.

•	Absence of any material personal, financial or professional interest in any present or potential competitor of the Company.

•
Ability to participate fully in activities of the Board of Directors, including active membership in at least one Committee of the Board of Directors (in the case of independent Directors) and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of which he or she is a member.

Shareholder Proposals for Nominees
The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for Director. Any such nominations must be submitted to the Nominating and Corporate Governance Committee in the care of our Corporate Secretary and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed in Schedule 14A under the Exchange Act (including appropriate biographical information); (b) other board memberships; (c) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director, if elected; (d) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such shareholder(s); and (e) a statement as to the qualifications of the nominee.  Shareholder proposals should be submitted by the deadline described in this proxy statement under the caption “Procedural Matters – Procedure for Submitting Shareholder Proposals” above.

The Nominating Committee will not change the manner in which it evaluates candidates for Board nominees, including the applicable criteria set forth above, based on whether the candidate was recommended by a shareholder.  To date, we have not received any shareholder proposals to nominate a Director.

Board of Directors’ Evaluation
On an ongoing basis, the Nominating Committee facilitates a process to determine whether the Board of Directors and its Committees are functioning effectively.  The results of this process are reported to the Board for discussion.

How to Contact the Board of Directors
Shareholders wishing to contact our Board of Directors may do so by writing to it at the following address: Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006. All letters received will be forwarded to the Board of Directors.

Compensation Committee Interlocks and Insider Participation
During fiscal 2014, none of our executive officers served on the board of directors or compensation committee of another company that had an executive officer who served on our Board of Directors or our Compensation Committee.

Director Compensation
The following table sets forth information about the compensation paid to and earned by our Directors for the fiscal year ended April 26, 2014:
FISCAL YEAR 2014 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Total Compensation ($)
Byron J. Anderson	$35,250	$29,990	$24,998	$90,238
Robert G. Dutcher	35,250	29,990	24,998	90,238
Nancy D. Frame	37,250	29,990	24,998	92,238
John L. Mulligan	37,250	29,990	24,998	92,238
James A. Vellenga	37,250	29,990	24,998	92,238
Bruce W. Tobin	35,250	29,990	24,998	90,238

(1)
As employees of the Company, Reece A. Kurtenbach, the President and Chief Executive Officer since September 1, 2013; James B. Morgan, the President and Chief Executive Officer until September 1, 2013; and Dr. Aelred J. Kurtenbach, the Chairman of the Board, are considered Named Executive Officers during fiscal 2014 and therefore their compensation is included in the appropriate tables within the section of this proxy statement entitled "Executive Compensation."

(2)
Represents August 22, 2013 grants of 2,714 restricted shares of our common stock, which vest on August 22, 2014 if they are then Directors of the Company.  This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

(3)
Represents August 22, 2013 stock option awards of 5,330 shares with a grant date fair value of $24,998, which vest on August 22, 2014 if they are then Directors of the Company.  This amount was computed in accordance with ASC 718. The 2007 Stock Incentive Plan (the "2007 Plan") requires that all options granted under the 2007 Plan have an exercise price equal to the fair market value of our common stock on the date of grant.  All options granted to non-employee Directors under the 2007 Plan are non-qualified options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986

Independent Director Fees.  For fiscal 2014, each independent Director received an annual retainer of $21,750. In addition, each independent director received $2,500 per meeting ($2,000 prior to August 2013 meeting) for each Board of Directors meeting attended in person. The following table summarizes the annual retainers paid to each independent director for Committee membership participation:

	Chair	Other Members
Audit Committee	$6,000	$4,000
Compensation Committee	4,000	2,000
Nominating and Corporate Governance Committee	4,000	2,000

The retainers for Board and Committee service are included in the table above entitled “Fiscal Year 2014 Director Compensation”.

Stock Ownership and Retention Guidelines. The Board of Directors has implemented stock ownership guidelines for Directors.  Under these guidelines, each Director is expected to achieve a target of 5,000 shares owned, excluding shares subject to options. Directors had five years from the later of their first becoming a member of the Board of Directors or January 2007 to achieve this level of ownership.  As of the Record Date all directors were in compliance with these guidelines.

Executive Officers
The following discussion sets forth information as of July 1, 2014 about our executive officers who are not Directors.

Name	Positions with the Company	Age	Executive Officer Since
Sheila M. Anderson	Chief Financial Officer	41	2012
Bradley T. Wiemann	Executive Vice President	51	2004
Matthew J. Kurtenbach	Vice President	44	2014

Sheila M. Anderson joined the Company in 2002 as a senior accountant after spending a number of years working as a certified public accountant in public accounting and auditing firms and as a senior accountant at a private company. In 2006, Ms. Anderson was named Corporate Controller and, in 2012, she was named Chief Financial Officer and Treasurer. Ms. Anderson holds a Master of Business Administration degree from the University of South Dakota and a Bachelor of Science degree in Accounting from Southwest Minnesota State University.

Bradley T. Wiemann joined the Company in 1993 as a lead design engineer after spending a number of years with Rockwell International Corporation, where he was involved in flight control systems.  In 1994, he became manager of the Company's engineering groups focused on commercial and transportation product design. In 2001, his responsibilities expanded to include sales and service for commercial and transportation. In 2004, he was appointed Vice President, Commercial and Transportation and, in 2012, he was named Executive Vice President.  In 2013, his responsibilities expanded to include sales and service for School & Theatres. Mr. Wiemann holds a M.S. degree in electrical and computer engineering from the University of Iowa and a B.S. degree in electrical engineering from South Dakota State University.

Matthew J. Kurtenbach joined the Company in 1992 as a manager in manufacturing, and subsequently served as a project manager for sports projects and as a project manager for the Company's process improvements and facility expansions. In 2001, he was named Manufacturing Manager and, in 2006, he was appointed Vice President, Manufacturing. Also in 2006, he was charged with leading the Company's transformation to lean manufacturing. More recently, he gained responsibility for repair center operations associated with after-sales services and the field service organization. Mr. Kurtenbach holds a M.S. degree in industrial management and a B.S. degree in electrical engineering from South Dakota State University. Mr. Kurtenbach is the son of Aelred J. Kurtenbach and the brother of Reece J. Kurtenbach.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our Directors, executive officers, and persons who own more than 10 percent of a registered class of our equity securities (“10% Shareholders”) file with the SEC initial reports of ownership on Form 3 and reports of change in ownership on Form 4 or Form 5. Such Directors, executive officers and 10% Shareholders are also required by rules of the SEC to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of such forms submitted to us and on written representations from our reporting persons, we believe all required reports were filed on a timely basis during fiscal 2014, except that Byron J. Anderson, Sheila M. Anderson, Robert G. Dutcher, and Nancy D. Frame filed a Form 4 one day late due to software filing issues and that Dr. Aelred J. Kurtenbach inadvertently filed two late reports on Form 5 regarding a sale of 20 shares on October 28, 2013 and the purchase of 2,910 shares on June 7, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this proxy statement. Those tables and narrative disclosure provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Named Executive Offices, as well as the plans in which those officers are eligible to participate. At last year’s annual meeting, our shareholders provided an advisory “say-on-pay” vote indicating their overwhelming support of the Company’s compensation program for our Named Executive Officers. Our shareholders also previously voted that such say-on-pay votes be held annually. As a result, Proposal Two presented in this proxy statement again seeks our shareholders’ input on our executive compensation program. This Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the tables provide information that will assist our shareholders in deciding how to vote on Proposal Two.

Executive Summary
Our executive compensation program, developed by management and approved by the Compensation Committee of the Board of Directors (the “Committee”), is intended to be simple (easily understood) and team-based, focused on a few key performance metrics and balanced among:

•	Employees, managers and executives

•	Long-term and short-term objectives

•	Financial and stock performance

•	Cash and equity compensation

The compensation program is designed to align the interests of the executive team with the interests of our shareholders. The plan uses salary, benefits, and non-equity-based and equity-based incentive programs to achieve these goals, with a focus on tying compensation to corporate performance. Retention of top talent and achievement of corporate objectives measure the effectiveness of our compensation plan.

The Company's financial performance for the fiscal year ended April 26, 2014 included strong sales and growth in orders. We delivered a 6.2 percent return on assets and a 11.8 percent return on beginning shareholders' equity. As compared to fiscal 2013, in fiscal 2014, sales were up 6.5 percent and operating income increased by over 19 percent, and fiscal 2014 operating income as a percent of sales rose to 6.6 percent as compared to 5.9 percent in fiscal 2013. We believe our historical investment in lean manufacturing practices and improved economies, along with strong management, have contributed to our strong performance in recent periods.

Changes to executive compensation during the current fiscal year were mainly due to maintaining competitiveness as the economy improved and the financial results for the company.

Role of Compensation Committee, Philosophy and Objectives
The Compensation Committee has responsibility for guiding our executive compensation philosophy and overseeing the design of executive compensation programs. In arriving at the appropriate levels of pay and incentive opportunities, the Committee reviews our compensation philosophy and trends in our peer group to ensure that our executive compensation program is competitive to effectively recruit and retain talented management, focuses our executives to achieve short and long-range corporate objectives, and aligns the interests of the executives with the interests of our shareholders.

The Committee bases its executive compensation decisions on the following philosophies:

•
Executive compensation should be appropriate to successfully recruit and retain high-performing executives, taking into account executive pay at comparable companies and our pay practices for non-executive employees.

•	An individual executive's compensation should be based on the executive's responsibility level, capability, and performance.

•
The executive team's compensation should include a significant component that is based on the Company's overall financial performance, to encourage the executive team to focus collectively on overall Company success.

•	Our executives should receive few perquisites, if any, other than those provided to all employees.

The Committee annually reviews each executive's compensation. The Committee has determined that our executives' compensation will include: base salary, non-equity-based incentive compensation, and equity-based incentive pay in the form of options and restricted stock units. We view the various components of compensation as related but distinct.

We determine the appropriate level for each executive compensation component based in part, but not exclusively, on the following factors:

•	internal equity and consistency;

•	individual performance;

•	the executive compensation paid by other companies with which we compete for executive talent; and

•	Company performance.

The base salary reflects the pay that the Committee believes is appropriate for each executive's responsibility, capability, and performance. The non-equity-based incentive compensation is designed to focus the executive team on the Company-wide goals and objectives, which focus on growth in revenue and reductions in cost in order to achieve and sustain a target operating margin. The Committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, although it has a preference for a material amount of “at risk” compensation, the amount of which is based on our financial results.  The equity-based compensation plan is designed to encourage executives to also own stock in the Company, and thereby more directly align executives' interests with our shareholder interests.

The Committee considers both internal equity and market competitiveness. We compare executive pay to other key managers and to employees at the Company. We also compare overall executive compensation to comparison companies and to salary database information. The Committee believes that equitable and competitive compensation, as well as leader development and promotion-from-within, is essential to retain high-performing executives. The average number of years of experience with Daktronics of our currently employed non-director named executive officers is nearly 19 years.

For fiscal 2014, our named executive officers were Dr. Aelred J. Kurtenbach, Chairman of the Board; Reece A. Kurtenbach, President and Chief Executive Officer since September 1, 2013; James B. Morgan, President and Chief Executive Officer until September 1, 2013; Sheila M. Anderson, Chief Financial Officer and Treasurer; Bradley T. Wiemann, Executive Vice President; and Matthew J. Kurtenbach, Vice President (the “Named Executive Officers.”).

Role of Executive Officers in Compensation Decisions
Our Chief Executive Officer and Vice President of Human Resources present to the Compensation Committee their recommendation for the salary, non-equity-based incentive compensation, and equity-based compensation grants for the Named Executive Officers and selected other executives. The Committee considers these recommendations and accepts or adjusts them, in whole or in part.  The Chief Executive Officer and Vice President of Human Resources are not present for the discussions or determinations about their own compensation, but they generally participate in the discussions regarding other executive officers’ compensation.  The Chair of the Compensation Committee presents the Committee’s findings regarding compensation for executive officers to the Board of Directors.  Based on such input, the Board of Directors approves and adopts the executives' compensation plan.

Benchmarking
In making decisions regarding elements and amounts of compensation, the Committee considers the compensation paid to executive officers at similar levels, with similar responsibilities, at public companies in our geographical area (South Dakota, North Dakota, Minnesota, Iowa, and Nebraska) with revenues of between $250 million and $750 million and with a focus on manufacturing or technology.

The following list sets forth the companies comprising our peer group list:

Apogee Enterprises, Inc.	Hawkins, Inc.
Speed Commerce	ValueVision Media, Inc.
Techne Corporation	Tennant Company
Winnebago Industries	Lindsay Corporation
Raven Industries, Inc.	Hutchinson Technology, Inc.
Graco, Inc.
MTS Systems Corporation

The Committee also considers compensation data from Salary.com and Economic Research Institute, which takes into consideration company size and geography and base salary and variable cash compensation, but excludes equity incentive compensation information.

To date, we have not retained consulting firms to assist us in determining executive compensation. The Committee believes that the executive compensation is sufficiently conservative, as well as appropriately competitive, so as not to require an external consultant opinion.

Elements of Compensation
For fiscal 2014, the principal components of our executive compensation program consisted of the following, each of which is addressed below in greater detail:

•	base salary;

•	non-equity-based incentive compensation plan;

•	equity-based compensation program;

•	deferred compensation arrangements; and

•	benefits.

Base Salary. Executive officers receive a base salary to compensate them for services rendered during each year.  Base salary is determined by assessing the executive’s sustained performance and his or her individual job responsibilities, including the impact of such performance on our business results, in addition to market data and comparisons to our other officers.

The Committee also takes into account our financial performance, understanding that these measures need to be considered in light of current economic conditions, business opportunities and other factors.  The Compensation Committee also considers the recommendations of the Chief Executive Officer for other Named Executive Officers.

Non-Equity-Based Incentive Compensation Plan. The purpose of our non-equity-based incentive compensation plan is to focus the executive team on the Company-wide goals and objectives of growth in revenue and reductions in cost in order to achieve and sustain a target operating margin. The non-equity-based incentive compensation plan is a formula-based variable cash compensation plan, with no payouts if operating margin is less than 2.5 percent, targeted payouts at 10 percent operating margin, and maximum payouts at 12.5 percent operating margin. The targeted level of variable cash compensation varies from an amount equal to three months of base salary to 7.5 months of base salary for each executive officer. The maximum level of the variable cash compensation is 120 percent of the targeted level of variable cash compensation.

This level of non-equity compensation takes into account the reference to other non-equity incentive compensation plans at comparable companies, as well as the Committee's preference for a material level of executive compensation that varies with Company performance. The Compensation Committee selected the operating margin measure for the formula because it believed it was the most appropriate indicator of performance that will drive long-term shareholder value and it was consistent with our corporate strategies.

The various payout percentages based on operating margins are as follows:

Operating Margin	Percentage of Targeted Non-equity Incentive Compensation
Less than 2.5%	—
2.5 to 5.0%	0.0 to 25.0%
5.0 to 7.5%	25.1 to 60.0%
7.5 to 10.0%	60.1 to 100.0%
10.0 to 12.5%	100.1 to 120.0%

We follow applicable laws and regulations regarding the recovery of any non-equity-based compensation, other incentive-based or equity-based compensation and profits realized from the sale of securities resulting from any misconduct on the part of an executive officer.

During fiscal 2014, the executive officers were eligible for non-equity-based incentive compensation if the maximum payout of 120 percent of target was achieved as follows: Chief Executive Officer - 75 percent of base salary, Chairman of the Board of Directors - 30 percent of base salary, and all other Named Executives Officers - 55 percent of their base salary.  The Company's performance was less than the threshold for variable compensation in fiscal years 2012 and 2011, and no payout was made for those years. For fiscal 2013, a payout of approximately 40 percent was paid out. For fiscal 2014, the operating margin resulted in a non-equity-based incentive compensation payout of approximately 47 percent of the target or 39 percent of the maximum payouts.

Equity-Based Compensation Program. Grants of equity awards have been the primary vehicles for offering long-term incentives to our executives and to aligning the interests of employees more closely with those of our shareholders.

Each year, the Board of Directors, based on recommendations of the Compensation Committee, determines the number of shares that may be subject to equity awards for all employees, including the Named Executive Officers.  The total number of shares subject to equity awards is constrained by our Board’s desire to limit dilution to shareholders to a level consistent with our historical levels, which generally approximate a dilution of one percent, and to limit the total grant date fair value of the equity awards to a targeted level. The one percent dilution is based on an assessment of a conservative amount relative to high-tech growth companies.  The grant date fair value is based on a comparison to the prior years’ expense and the current year’s estimate of a percentage of total payroll expense.

The Committee also considers trends in equity-based compensation, the mix of the type of equity grants, and the number of our shares that are available for equity grants. The allocation among Named Executive Officers is based on historical grants, the value of past grants and the Company’s performance, all of which are subject to the objectives listed under the section titled “Compensation Discussion and Analysis - Role of Compensation Committee, Philosophy and Objectives.” To facilitate the grant of stock options to employees and other executive officers, the Board of Directors authorized the Chief Executive Officer to grant individual stock options and restricted stock units during fiscal 2014, subject to the guidelines and limitations imposed by the Compensation Committee.

For fiscal 2014, the Compensation Committee determined that it would continue to grant restricted stock units as well as incentive stock options in a manner substantially similar to fiscal 2013, and that valuation of the equity grants, based on the grant date fair value as determined under ASC 718, would be limited to approximately $2.3 million. The number of shares of common stock subject to stock options and restricted stock units granted decreased slightly in fiscal 2014 from the prior year.  The value of the restricted stock units was equal to 80 percent of the value of the stock options for executives, as determined under the fair value provisions of ASC 718.

Historically, the equity grants for executives and employees have been considered at the Board and Compensation Committee meetings generally held in November of that fiscal year.  Starting in fiscal 2013, the Board and the Compensation Committee determined that it would be more appropriate to approve the grants in conjunction with the August meetings to coincide with the Director equity grants and the annual meeting of shareholders. Equity awards are not typically granted at other times of the year for employees, including new employees.  The exercise price of all stock options granted is equal to the fair market value of the Company’s common stock as reported on The NASDAQ Global Select Market on the date of grant, which is defined in the 2007 Plan as the closing price of the common stock as reported on The NASDAQ Global Select Market on the date of grant.  All options also contain five-year vesting provisions, with 20 percent of the shares underlying the stock option vesting each year following the date of grant.  The restricted stock units also contain a five-year vesting provisions, with 20 percent of the restricted stock units vesting each year following the date of grant.

Deferred Compensation Arrangements. We have a deferred compensation arrangement with Dr. Aelred J. Kurtenbach, and we had such an arrangement with James B. Morgan until he resigned as President and Chief Executive Officer on September 1, 2013. These deferred compensation arrangements were implemented in 1990 to protect the Company from the loss of these key employees during our formative years.  Participation in this plan by other executives is not in consideration at this time. The arrangements are designed to fund annual payments upon retirement based on the value of amounts credited to each participant's account.   These arrangements are funded through an increase in the cash surrender value of life insurance policies on the lives of the participants.  They are evidenced by deferred compensation agreements and are described in the table entitled “Non-Qualified Deferred Compensation – Fiscal 2014.”

Benefits. Our Named Executive Officers are eligible for all benefits generally available to our full-time employees.  Other than the deferred compensation plans described above, we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

All employees, including the Named Executive Officers, are entitled to participate in the 401(k) Plan, which is qualified under Section 401(k) of the Internal Revenue Code of 1986.  At the discretion of the Board of Directors, we may make matching contributions equal to a percentage of the salary deduction contributions or other discretionary amounts.  We paid $1.9 million in matching and discretionary contributions in fiscal 2014, $1.7 million in fiscal 2013 and $1.6 million in fiscal 2012. Contributions to the 401(k) Plan on behalf of the Named Executive Officers are described in the table entitled “Summary Compensation Table – Fiscal 2014.”

All employees, including the Named Executive Officers, are entitled to participate in the Daktronics, Inc. Employee Stock Purchase Plan (“ESPP”), which is intended to qualify under Section 423 of the Internal Revenue Code of 1986.  The ESPP allows employees to purchase shares of our common stock, subject to annual limitations, at a price equal to 85 percent of the lower of the fair market value of the common stock at the beginning or the end of each six-month offering period.

Accounting and Tax Treatment
We account for equity-based compensation paid to employees under ASC 718, Compensation-Stock Compensation promulgated by the Financial Accounting Standards Board, which requires us to estimate and record an expense over the service period of the award.  Thus, we may record an expense in one year for awards granted in earlier years.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to option awards, we generally can deduct the gain recognized by employees and Directors from non-qualified options.  However, to the extent that an option is an incentive stock option, we cannot deduct the gain recognized by the optionee if there is no disqualifying disposition by the optionee.

With respect to restricted stock awards, we generally can deduct the fair market value of the shares vested on the vesting date.  Alternatively, if the recipient were to make an election under Section 83(b) of the Internal Revenue Code of 1986, we would be entitled to a deduction on the date of grant equal to the value of the restricted stock on the date of grant.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the company's chief executive officer and four other most highly-paid executive officers.  Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.  Because the potential amount of base salary and non-equity-based incentive compensation that each of our executive officers can earn is less than $1 million, Section 162(m) has not been material to our compensation decisions.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management.  Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Robert G. Dutcher, Chair
Nancy D. Frame
Byron J. Anderson

EXECUTIVE COMPENSATION

The following table sets forth information about compensation awarded to, earned by or paid to our principal executive officer and principal financial officer during the fiscal years ended April 26, 2014, April 27, 2013 and April 28, 2012 and to our next three most highly compensated executive officers whose total compensation was greater than $100,000 for the fiscal year ended April 26, 2014.

SUMMARY COMPENSATION TABLE – FISCAL 2014

Name and Principal Position	Year	Salary($)	Stock Awards($) (1)	Option Awards($) (2)	Non-Equity Incentive Plan Compensation($) (3)	All Other Compensation($)(4)	Total($)
Reece A. Kurtenbach(5)	2014	$282,227	$34,580	$165,900	$81,765	$5,882	$570,354
Chief Executive Officer and	2013	195,854	18,079	37,368	37,718	4,896	293,915
President	2012	187,776	17,136	35,805	—	5,319	246,036
Sheila M. Anderson(6)	2014	$230,142	$27,170	$34,075	$41,321	$6,528	$339,236
Chief Financial Officer	2013	151,116	18,168	34,300	29,997	4,659	238,240
Dr. Aelred J Kurtenbach	2014	$164,100	$—	$—	$17,775	$3,885	$185,760
Chairman of the Board	2013	150,000	—	—	15,150	4,500	169,650
	2012	150,000	—	—	—	4,500	154,500
Bradley T. Wiemann	2014	$236,780	$29,640	$37,200	$46,626	$7,558	$357,804
Executive Vice President	2013	188,774	18,079	37,368	36,407	5,726	286,354
	2012	182,266	17,136	35,805	—	6,093	241,300
Matthew J. Kurtenbach(7)	2014	$216,368	$29,640	$37,200	$43,798	$6,523	$333,529
Vice President
James B. Morgan(8)	2014	$218,314	$29,990	$24,998	$—	$23,382	$296,684
Former Chief Executive	2013	310,680	19,000	39,271	78,447	6,349	453,747
Officer and President	2012	310,680	18,768	39,215	—	6,524	375,187

(1)
Consists of restricted stock units granted under the 2007 Plan.  In accordance with ASC 718, the amount is calculated based on the fair value of the grant date fair value of the award. Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates ” in our Annual Report on Form 10-K for the year ended April 26, 2014 for a discussion of the assumptions used in calculating the amount under ASC 718.

(2)
Consists of stock options granted under the 2007 Plan.  The value of the option awards is calculated based on the grant date fair value of the award in accordance with ASC 718.  Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates ” in our Annual Report on Form 10-K for the year ended April 26, 2014 for a discussion of the assumptions used in calculating the amount under ASC 718.

(3)
The amounts in this column reflect the total variable cash compensation paid to the Named Executive Officers under the non-equity-based incentive compensation plan. As explained earlier in this proxy statement, variable incentive compensation payments are based upon the achievement of certain operating margin targets for fiscal 2013 and fiscal 2014. There were no payments under this plan during fiscal 2012.

(4)
Consists of matching contributions made by us under the 401(k) Plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, and $17,500 in director's fees earned and paid after September 1, 2013 to James B. Morgan.

(5)	Reece A. Kurtenbach was named Chief Executive Officer and President on September 1, 2013. Mr. Kurtenbach's salary was not changed at that time and he was awarded additional stock compensation.

(6)
Sheila M. Anderson was named Chief Financial Officer and Treasurer in September 2012. Ms. Anderson's salary was increased to $162,000 effective September 12, 2012. Included in Ms. Anderson's salary for fiscal 2013 is a bonus of $10,000 earned during the period she served as the Corporate Controller.

(7)	Matthew J. Kurtenbach became a Named Executive Officer during fiscal 2014.

(8)
James B. Morgan retired as Chief Executive Officer and President effective September 1, 2013. Mr. Morgan remains on the board of directors and his board compensation is noted in the all other compensation column.

The following table sets forth information regarding grants of plan-based awards to the Named Executive Officers during fiscal 2014:

GRANTS OF PLAN-BASED AWARDS — FISCAL 2014

		Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)(2)	All other option awards: number of securities underlying options (#) (3)	Exercise or base price of option awards(per share)(4)	Grant date fair value of stock and option awards($)(5)

Name	Grant Date	Threshold($)	Target($)	Maximum($)
Reece A. Kurtenbach	08/22/2013	43,125	172,500	207,000	3,500	8,750	11.05	77,980
	09/01/2013					25,000	10.93	122,500
Sheila M. Anderson	08/22/2013	21,794	87,175	104,610	2,750	6,870	11.05	61,245
Aelred J. Kurtenbach	08/22/2013	9,375	37,500	45,000	—	—	11.05	—
Bradley T. Wiemann	08/22/2013	24,592	98,368	118,041	3,000	7,500	11.05	66,840
Matthew J. Kurtenbach	08/22/2013	23,100	92,400	110,880	3,000	7,500	11.05	66,840
James B. Morgan	08/22/2013	2,734	10,938	13,125	2,714	5,330	11.05	54,988

(1)
Consists of variable cash compensation under our annual non-equity-based incentive compensation plan.  The amounts reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under the plan. For additional information concerning our annual non-equity-based compensation program, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

(2)
Consists of restricted stock units granted to the Named Executive Officers in fiscal 2014 under the 2007 Plan.  The units vest as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)
Consists of options granted to the Named Executive Officers in fiscal 2014 under the 2007 Plan.  The options vest and become exercisable as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(4)	The exercise price of all options was equal to the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant.

(5)
Represents the full grant date fair value determined pursuant to ASC 718 as reflected in our financial statements, based on the numbers of shares subject to the options and restricted stock unit awards granted and the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant, which was $11.05 per share on August 22, 2013 and $10.93 per share on September 1, 2013.

The following table sets forth information about unexercised options and restricted stock units that have not vested that were held at April 26, 2014 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — FISCAL 2014

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Reece A. Kurtenbach	11/23/2004	10,000	—	12.835	11/22/2014	—	—
	11/17/2005	10,000	—	13.595	11/16/2015	—	—
	11/16/2006	7,000	—	34.065	11/15/2016	—	—
	11/15/2007	9,000	—	20.070	11/14/2017	—	—
	12/04/2008	10,500	—	8.290	12/03/2018	—	—
	12/03/2009	8,400	2,100	8.650	12/02/2019	—	—
	12/02/2010	4,293	2,862	14.370	12/01/2020	—	—
	12/01/2011	4,200	6,300	9.240	11/30/2021	—	—
	08/23/2012	2,160	8,640	9.510	08/22/2022	—	—
	08/22/2013	—	8,750	11.050	08/22/2023	—	—
	09/01/2013	—	25,000	10.93	08/22/2023
		—	—	—	—	7,538	98,446

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Sheila M. Anderson	11/23/2004	1,200	—	12.8350	11/22/2014	—	—
	11/17/2005	2,000	—	13.5950	11/16/2015	—	—
	11/16/2006	2,500	—	34.0650	11/15/2016	—	—
	11/15/2007	4,000	—	20.0700	11/14/2017	—	—
	12/04/2008	3,500	—	8.2900	12/03/2018	—	—
	12/03/2009	2,800	700	8.6500	12/02/2019	—	—
	12/02/2010	1,467	978	14.3700	12/01/2020	—	—
	12/01/2011	1,600	2,400	9.2400	11/30/2021	—	—
	08/23/2012	800	3,200	9.5100	08/22/2022	—	—
	09/12/2012	1,200	4,800	9.5600	08/22/2022	—	—
	08/22/2013	—	6,870	11.05	08/22/2023	—	—
		—	—	—	—	5,166	67,468
Dr. Aelred J. Kurtenbach		—	—	—	—	—	—
Bradley T. Wiemann	11/17/2005	10,000	—	13.5950	11/16/2015	—	—
	11/16/2006	7,000	—	34.0650	11/15/2016	—	—
	11/15/2007	9,000	—	20.0700	11/14/2017	—	—
	12/04/2008	10,500	—	8.2900	12/03/2018	—	—
	12/03/2009	8,400	2,100	8.6500	12/02/2019	—	—
	12/02/2010	4,293	2,862	14.3700	12/01/2020	—	—
	12/01/2011	4,200	6,300	9.2400	11/30/2021	—	—
	08/23/2012	2,160	8,640	9.5100	08/22/2022
	08/22/2013	—	7,500	11.05	08/22/2023
		—	—	—	—	7,038	91,916
Matthew J. Kurtenbach	11/23/2004	6,000	—	12.8350	11/22/2014
	11/17/2005	6,000	—	13.5950	11/16/2015
	11/16/2006	7,000	—	34.0650	11/15/2016
	11/15/2007	9,000	—	20.0700	11/14/2017
	12/04/2008	10,500	—	8.2900	12/03/2018
	12/03/2009	8,400	2,100	8.6500	12/02/2019
	12/02/2010	4,293	2,862	14.3700	12/01/2020
	12/01/2011	4,200	6,300	9.2400	11/30/2021
	08/23/2012	2,100	8,400	9.5100	08/22/2022
	08/22/2013	—	7,500	11.05	08/22/2023
		—	—	—	—	6,990	91,289
James B. Morgan	08/22/2013	—	5,330	11.05	08/22/2020
		—	—	—	—	2,714	35,445

(1)	All options vest in equal installments over five years and expire after 10 years, except for James B. Morgan's shares which vest after one year and expire after 7 years.

(2)
Restricted stock units vest as to 20 percent of the shares one year after date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company. The exception is James B. Morgan's shares which will vest on August 22, 2014 if he is then a Director of the Company. The grant date and the number of shares granted are as follows:

Officer	Grant Date	Shares Granted	Officer	Grant Date	Shares Granted
Reece A. Kurtenbach	12/03/2009	2,100	Bradley T. Wiemann	12/03/2009	2,100
	12/02/2010	1,575		12/02/2010	1,575
	12/01/2011	2,100		12/01/2011	2,100
	08/23/2012	2,160		08/23/2012	2,160
	08/22/2013	3,500		08/22/2013	3,000
Sheila M. Anderson	12/03/2009	700	Matthew J. Kurtenbach	12/03/2009	2,100
	12/02/2010	490		12/02/2010	1,575
	12/01/2011	800		12/01/2011	2,100
	08/23/2012	800		08/23/2012	2,100
	09/12/2012	1,200		08/22/2013	3,000
	08/22/2013	2,750
James B. Morgan	08/22/2013	2,714

(3)	Determined by multiplying the Company’s closing stock price on the last business day of fiscal year 2014 by the number of shares subject to the award.

The following table sets forth information regarding the exercise of stock options by and the vesting of restricted stock awards during fiscal 2014 for the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED – FISCAL 2014

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Name
Reece A. Kurtenbach	12,000	28,320	1,587	22,317
Sheila M. Anderson	1,200	2,832	798	10,406
Dr. Aelred J. Kurtenbach	—	—	—	—
Bradley T. Wiemann	22,000	29,770	1,587	22,317
Matthew J. Kurtenbach	6,000	16,800	1,575	22,188
James B. Morgan	72,427	156,686	454	4,908

(1)
Consists of the difference between the closing price of our common stock on the date of exercise and the per share exercise price of the option multiplied by the number of shares acquired upon exercise.

(2)	Consists of the number of shares vested times the market value of the stock as of the vesting date.

The following table sets forth information about our defined contribution plans for the two Named Executive Officers subject to such plans for fiscal 2014:

NON-QUALIFIED DEFERRED COMPENSATION – FISCAL 2014

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year End
Dr. Aelred J. Kurtenbach	—	—	$6,741	—	$460,800
James B. Morgan	—	—	$629	$115,275	$—

(1)
The amounts reported in this column are not included and are not required to be included in the Summary Compensation Table because the earnings reported do not constitute above-market or preferential earnings on compensation that is deferred within the meaning of Item 402(c)(2)(viii)(B) of Regulation S-K.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of April 26, 2014 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2001 Incentive Stock Option Plan	720,193	$20.89	—
2001 Outside Director Stock Option Plan	—	—	—
Employee Stock Purchase Plan(1)	Not Applicable	Not Applicable	990,051
2007 Stock Incentive Plan	2,214,537	11.46	438,612
Equity compensation plans not approved by security holders	—	—	—
Total	2,934,730	$13.77	1,428,663

(1)	Under the ESPP, shares are acquired at the time of investment by the participating employees at the applicable discount.

Post-Employment Compensation

Potential Payments upon Termination of Employment or Change in Control
The table below reflects the compensation that would be paid to each of our Named Executive Officers in the event of termination of such executive’s employment.  The amounts shown assume that such termination was effective as of April 26, 2014, include estimated amounts earned through such date, and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid can be determined only at the time of such executive’s separation from the Company.  In addition, there may be re-negotiation of the payments upon any termination of employment or change in control.

Under the 2001 Plan and the 2007 Plan, all options and restricted stock units immediately vest upon a change in control, as that term is defined in the 2001 Plan and the 2007 Plan.  Upon a termination of employment for any reason, and consistent with our employment policies which apply to all employees, we are obligated to pay for accrued and unused vacation time, which would then be payable in a lump sum.

Name	Benefit	Termination due to change in control	Termination without cause or for good reason	Termination for cause or for good reason	Death
Reece A. Kurtenbach	Stock option vesting acceleration(1)	$134,837	$—	$—	$—
	Restricted stock vesting acceleration	98,446	—	—	—
	Vacation pay	26,538	26,538	26,538	26,538
		$259,821	$26,538	$26,538	$26,538

Sheila M. Anderson	Stock option vesting acceleration(1)	$54,224	$—	$—	$—
	Restricted stock vesting acceleration	67,468	—	—	—
	Vacation pay	4,246	4,246	4,246	4,246
		$125,938	$4,246	$4,246	$4,246

Name	Benefit	Termination due to change in control	Termination without cause or for good reason	Termination for cause or for good reason	Death
Dr. Aelred J. Kurtenbach	Vacation pay	$28,846	$28,846	$28,846	$28,846
	Non-qualified deferred compensation	460,800	460,800	460,800	460,800
		$489,646	$489,646	$489,646	$489,646

Bradley T. Wiemann	Stock option vesting acceleration(1)	$79,074	$—	$—	$—
	Restricted stock vesting acceleration	91,916	—	—	—
	Vacation pay	21,256	21,256	21,256	21,256
		$192,246	$21,256	$21,256	$21,256

Matthew J. Kurtenbach	Stock option vesting acceleration(1)	$78,222	$—	$—	$—
	Restricted stock vesting acceleration	91,289	—	—	—
	Vacation pay	19,385	19,385	19,385	19,385
		$188,896	$19,385	$19,385	$19,385

(1)
For option awards, consists of the difference between the closing price of the common stock as reported on The NASDAQ Global Select Market as of April 26, 2014 and the exercise price of the option multiplied by the number of shares subject to the option.

(2)
James B. Morgan retired from his position of President and Chief Executive Officer on September 1, 2014 and does not qualify for these benefits. In connection with his retirement, his vacation pay and non-qualified deferred compensation were paid out.

Other Post-Employment Payments
We do not provide pension arrangements, post-retirement health coverage or non-qualified defined contribution plans.

Compensation Risk Analysis
The Compensation Committee has established the non-equity incentive program to be based on the same Company-wide measure for each executive.  As previously described, the Committee has selected operating margin as the Company-wide measure.  Basing the program on the same Company-wide measure for all the executives minimizes the risks associated with individual formulas based on individual actions.  The non-equity incentive program is the only formula-based incentive-compensation program in the Company.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee is responsible for reviewing our financial reporting process, systems of internal controls, the audit process and compliance with laws and regulations.  Management has the responsibility for the financial statements and the reporting process, including the systems of internal controls, which it reviews with the Audit Committee.  In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm with respect to the overall scope and plans for the respective audits. The Audit Committee also has the authority and responsibility to select, evaluate and, when it deems it to be appropriate, replace the independent registered public accounting firm.  The Audit Committee is also responsible for overseeing the Company’s Policy and Procedures with Respect to Related Person Transactions.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting controls or auditing matters and the confidential, anonymous submission by our employees of any accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding questionable accounting or auditing matters.  The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors and is available on the Company’s website at http://www.daktronics.com. The charter was last amended effective February 23, 2012.

The Audit Committee is composed of three Directors who are independent as provided in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934. The members of the Audit Committee are appointed annually by the Board of Directors.  The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of our management or our independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules.  The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The membership of the Audit Committee for fiscal 2014, together with appointment dates and attendance at meetings, is set forth below:

Members	Committee Member since	Attendance at full meetings during 2014
John L. Mulligan	1993	7/8
James A Vellenga	1999	7/8
Bruce W. Tobin	2011	8/8

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended April 26, 2014 and the results of management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent auditor's audit of internal control over financial reporting; discussed with management significant accounting policies, including the quality and acceptability, applied by us in our financial statements, as well as alternative treatments; reviewed and discussed our policies with respect to risk assessment; discussed with our independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board ("PCAOB"), including PCAOB Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations; discussed with our independent registered public accounting firm its audits and assessments, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002; received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and reviewed and pre-approved fees charged by the independent registered public accounting firm and considered whether the independent registered public accounting firm's provision of non-audit services to us is compatible with the auditor’s independence.  The Audit Committee also met in executive session following each of the formal Audit Committee meetings with representatives of our independent registered public accounting firm.

The Audit Committee recognizes the importance of maintaining the independence of the Company's independent registered public accounting firm, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Company's independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, its capabilities and its technical expertise and knowledge of the Company's operations and industry.

Based on this evaluation, the Audit Committee of the Board of Directors recommended the appointment of Ernst & Young LLP as our independent registered public accounting firm to examine our consolidated financial statements and internal controls over financial reporting for fiscal 2015.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited financial statements for the fiscal year ended April 26, 2014 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

By the Audit Committee:

John L. Mulligan, Chair
Bruce W. Tobin
James A. Vellenga

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

We have adopted a procedure called “householding,” which has been approved by the SEC.  Under this procedure, we are delivering only one copy of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to multiple shareholders who have requested paper copies of the Annual Report and Proxy Statement and who share the same address, unless we have received contrary instructions from one or more of the shareholders.  Shareholders who participate in householding will continue to be able to access and receive separate proxy cards or voting instruction cards.  In addition, some banks, brokers and other intermediaries may be participating in this practice of householding our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials. This practice benefits us and our shareholders because it reduces the volume of duplicate information received at a shareholder’s house and helps reduce our expenses.

Shareholders that have previously received a single set of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials may request their own copies this fiscal year or in future years by contacting their bank, broker or other nominee record holder. We will also deliver separate paper copies of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to any shareholder upon written request sent to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or upon verbal request by calling (605) 692-0200.

AVAILABLE INFORMATION

The Annual Report to Shareholders for the fiscal year ended April 26, 2014, including financial statements, is being mailed with this Proxy Statement.  The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of this Proxy Statement.

The Annual Report to Shareholders for the fiscal year ended April 26, 2014 can also be accessed on our website at http://www.daktronics.com by selecting “Investors” then “Annual Reports and Proxies" under the heading "Financial Information." Any person whose proxy is solicited by this Proxy Statement will be provided, upon request and without charge, with a copy of our Annual Report on Form 10-K for the fiscal year ended April 26, 2014.  Please submit such requests to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention:  Investor Relations, or by calling (605) 692-0200.

By Order of the Board of Directors,

Carla S. Gatzke
Secretary

DAKTRONICS
201 DAKTRONICS DRIVE
BROOKINGS, SD 57006

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 2, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 2, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Daktronics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Only cards received by September 2, 2014 are recorded.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M47648-P28163-Z58194 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DAKTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

For All **Withhold All** **For All Except**

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect two (2) directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2017 or until their successors are duly elected. (If you wish to cumulate your votes as described in the Proxy Statement, please contact the Corporate Secretary at Daktronics, Inc. to record your vote):

   1) Robert G. Dutcher
   2) Nancy D. Frame

The Board of Directors recommends you vote FOR the following: **For Against Abstain**

3. To ratify the appointment by the Audit Committee of our Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2015.

For address changes and/or comments, please check this box and write them on the back where indicated.

HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household. **Yes** **No**

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2014 Annual Report to Shareholders are available at www.proxyvote.com.

M47649-P28163-Z58194

DAKTRONICS, INC.
Annual Meeting of Shareholders
This proxy is solicited by the Board of Directors
September 3, 2014 7:00 PM

The undersigned hereby appoints Reece A. Kurtenbach and Carla S. Gatzke, or either of them, as proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Daktronics, Inc., to be held at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, September 3, 2014 at 7:00 p.m. Central Daylight Time, and at any adjournments thereof, and to vote all stock of the undersigned, as designated on the reverse side, with all the powers which the undersigned would possess if personally present at such meeting.

This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. Shareholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

Daktronics, Inc. 401(k) Plan - Voting Instructions

The undersigned directs that the voting rights pertaining to the common stock of Daktronics, Inc. held by the Daktronics, Inc. 401(k) Plan and allocable to this account under such plan shall be exercised in accordance with the specifications on the reverse side at the Annual Meeting of Shareholders of Daktronics, Inc., to be held at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, September 3, 2014 at 7:00 p.m. Central Daylight Time, and at any adjournments thereof.

In accordance with the terms of the Trust Agreement, the Trustee's representative will tabulate the instructions from all Participants and vote all shares held in the Trust according to the instructions. If no instructions are given for voting on the matters listed on the reverse side, the Trustee will vote the shares in the same proportion as the shares which are voted by all other participants under the 401(k) plan.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side